UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 25)


                              LAWSON PRODUCTS, INC.
                                (NAME OF ISSUER)

                                  Common Stock
                         (TITLE OF CLASS OF SECURITIES)

                                   520776 10 5
                                 (CUSIP NUMBER)


                                December 31, 2004
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / / Rule 13d-1(b)
         / / Rule 13d-1(c)
         /X/ Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 520776 10 5                                               Schedule 13G


1.         NAME OF REPORTING PERSON
           IRS. IDENTIFICATION NUMBER. OF ABOVE PERSON (ENTITIES ONLY)

                               Sidney L. Port


2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           (a) / /
           (b) / /

3.         SEC USE ONLY


4.         CITIZENSHIP OR PLACE OF ORGANIZATION

                             USA

           NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.         SOLE VOTING POWER

                             1,411,402

6.         SHARED VOTING POWER

                             None

7.         SOLE DISPOSITIVE POWER

                             1,411,402


8.         SHARED DISPOSITIVE POWER

                             None

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             1,411,402

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES / /


11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             15.1% based on 9,346,280 shares of Common Stock outstanding as of October 15, 2004

12.        TYPE OF REPORTING PERSON

                             IN

CUSIP No.  520776 10 5                                              Schedule 13G

ITEM 1.
         (a)      NAME OF ISSUER:

                  Lawson Products, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1666 East Touhy Avenue, Des Plaines, IL  60018

ITEM 2.
         (a)      NAME OF PERSON FILING:

                  Sidney L. Port

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  1666 East Touhy Avenue, Des Plaines, IL  60018

         (c)      CITIZENSHIP:      U.S.A.

         (d)      TITLE OF CLASS OF SECURITIES:      Common Stock

         (e)      CUSIP NUMBER:     520776 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B), OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING
                  IS A:

                  Not applicable.

ITEM 4.           OWNERSHIP.

                  See cover page.

ITEMS 5 - 10.

                  Not applicable.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following:

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated as of February 20, 2005.


                                            /s/ Sidney L. Port
                                            ------------------------------------
                                            Sidney L. Port